Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-279554, 333-223959, 333-237293, and 333-271986) of Nortech Systems Incorporated of our report dated March 26, 2026, relating to the consolidated financial statements, which appears in this Form 10-K for the year ended December 31, 2025.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota

March 26, 2026